                                                                     EXHIBIT 4.3


                            [FORTIS BANK LETTERHEAD]



Kwanasia Electronics Company Limited
Unit 605, Hong Leong Industrial Complex,
4 Wang Kwong Road,
Kowloon Bay,
Kowloon.

Date      23 February 2004
Ref.      KEM-2/KA/CRA
Subject   General Banking Facilities

Dear Sirs,

We refer to our recent discussion and are pleased to confirm that subject to execution of satisfactory documentation we agree to revise your general banking facilities under the following terms and conditions:-

IMPORT FACILITIES

Limit: HKD5,000,000.- for the opening of letters of credit on such terms and conditions as we may from time to time stipulate, the delivery of goods against signing of trust receipts, invoice trust receipts, the negotiation of letters of credit under letters of guarantee, advances against export documents and/or discounting of invoices (upto 80%, maximum of 90 days) from restricted buyers listed below. In-house bills with related companies, including but not limited to Jetcrown Industrial Ltd, Deswell Industries Inc, and Kwanta Precision Metal Products Co Ltd, are not allowed.

           Invoice Trust Receipts facilities can be drawn against invoices from approved suppliers with payment made directly to their accounts.

           Invoice Discounting buyers' list

           1)    Huacomm Telecommunications Engineering (HK) Ltd.

           2)    One Link Information Ltd.

           3)    Harbour Networks Ltd.

           4)    Beijing Harbour Networks Co. Ltd.

           5)    Huawei Technologies Co. Ltd.

           6)    Huawei Tech. Investment Co. Ltd.

Please note that the maximum period for repayment of Drafts, Trust Receipts and Invoice Trust Receipts is 90 days. For HKD bills, interest will be charged at our Hong Kong Interbank Offered Rate OR our prevailing funding cost, whichever is higher, plus 2%; for foreign currency bills, interest will be charged at our London Interbank Offered Rate OR our prevailing funding cost, whichever is higher, plus 2%. All rates subject to fluctuation at our discretion.

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                                                              [FORTIS BANK LOGO]


Date     23 February 2004
Subject  General Banking Facilities
         Kwanasia Electronics Company Limited
Pages    2/5

         L/C opening commission:
         On first USD50,000.-                       1/4%
         From USD50,001 to USD 150,000.-            1/12%
         On balance                                 1/24%

         Standby L/C commission: (on monthly basis)
         On first USD50,000.-                       1/8%
         On balance                                 1/16%

         In lieu of exchange commission:            1/8%

         Invoice Discounting Commission:            1/8% flat (minimum HKD300.-)

         Invoice T/R Commission:                    1/8% flat (minimum HKD300.-)

         Handling commission on:-
         Outwards Remittance                     HKD150.- flat on 1 or 2  cables
         Inward Remittance via T/T               HKD50.- flat

         OVERDRAFT FACILITIES

         (Sublimit of the above trade limit of HKD5,000,000.-)
         Limit:          HKD2,000,000.-
         Interest:       Payable monthly and to be reduced to our HKD Prime Rate
                         OR our prevailing funding cost, whichever is higher, all rates subject to fluctuation at our discretion.

         STANDBY LETTER OF CREDIT ISSUED ON YOUR BEHALF

         (Sublimit of the above overdraft limit of HKD2,000,000.-)
         L/C Amount      HKD1,000,000.-
         Tenor :         12 months maximum

         SHORT-TERM LOAN FACILITIES

         (Sublimit of the above overdraft limit of HKD2,000,000.-)
         Amount:         HKD2,000,000.-
                         Short-Term loan is to be drawn from time to time in
                         minimum of HKD1,000,000.- and in multiples of
                         HKD500,000.- for the periods of one month, two months
                         and three months maximum.
         Interest:       For HKD currency loan amount, interest will be charged
                         at our Hong Kong Interbank Offered Rate OR our prevailing funding cost, whichever is higher, plus 2%, payable monthly. For foreign currency loan amount, interest will be charged at our London Interbank
                         Offered Rate OR our prevailing funding cost, whichever is higher, plus 2%, payable monthly. All rates subject to fluctuation at our discretion.

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                                                              [FORTIS BANK LOGO]


Date        23 February 2004
Subject     General Banking Facilities
            Kwanasia Electronics Company Limited
Pages       3/5

            Unless otherwise specified, interest on the above facilities is calculated on a daily basis and on the basis of a 365-day year for Hong Kong Dollars and 360-day year for United States Dollars denominated facilities (same for ordinary and leap years).

            Any amount unpaid on due date will be subject to additional interest at the Bank's then prevailing overdue interest rate and will be compounded monthly. We may, without prejudice to our rights, increase the interest rate on the entire outstanding if any amount becomes overdue.

            Whilst the aforesaid facilities are outstanding, all the goods held to our order in relation to such facilities will be insured in such amount as we may in our discretion so stipulate.

            An annual facilities fee of HKD5,000.- p.a. (subject to revision at our discretion) will be charged to your current account in November starting from 2004, which is non-refundable.

            As securities, we are presently holding the charge dated 15 November 2001 which you have duly executed in our favour of all monies in the deposit accounts with us in your name. Your current deposit of not less than HKD1,001,306.39 or its equivalent in USD (or its 110% equivalent in other currencies acceptable to us) together with interest accrued thereon with us is, for the avoidance of doubt, subject to this charge.

            Please note that we are agreeable to revise the above facilities package with Import Facilities increased to HKD10,000,000.- and the sublimit of overdraft, standby L/C and short-term loan facilities increased to HKD3,000,000.- in aggregate subject to the execution of a letter of corporate guarantee for HKD10,000,000.- by Deswell Industries Inc. which we enclose herewith for signature and return.

            As additional support for the aforesaid facilities, yourgoodselves, Deswell Industries Inc. and Mr. Lee Shu Kwan and Mr. Tam Man
            Chi have undertaken that :-

            a) Deswell Industries Inc. will not give corporate guarantee to any financial institutions or banks for the account of your Company unless with our prior written consent;

            b) Mr. Lee Shu Kwan and Mr. Tam Man Chi will not give personal guarantee to any financial institutions or banks for the account of your Company unless with our prior written consent;

            c) you will immediately notify us of any change of directorship or shareholdership or any amendment of the Memorandum and Articles of Association of your Company; and

            d) you will channel through us an annual bills turnover of not less than HKD18 Million.

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                                                              [FORTIS BANK LOGO]


Date        23 February 2004
Subject     General Banking Facilities
            Kwanasia Electronics Company Limited
Pages       4/5

            If you have provided to us the Sharing of Credit Data - Customer Consent Form, whether in connection with the above facilities or otherwise, you are reminded of the acknowledgement, agreement and consent therein contained, in particular but without limitation, our right to terminate the above and any or all other facilities and financial accommodation upon your giving notice to revoke the consent given.

            We reserve the overriding right to (a) demand immediate repayment of any or all of the amount outstanding in respect of the facilities together with all accrued interest and other moneys payable and (b) revise the terms and conditions applicable to the facilities or withdraw the facilities, in each case at any time at our discretion.

            Without prejudice to any of the provisions herein, all moneys outstanding hereunder will automatically become immediately due and payable on our receipt of any claim or notice of any interest by any third party (including without limitation notice to recover any amount under any Ordinance, garnishee order nisi, assignment or any security interest) affecting any of our liabilities to you or any other party who has provided any guarantee or other security in respect of your obligations to us.

            We may, without prior notice, at any time (irrespective of whether there is any default in payment of any sum payable hereunder) set off any of our liabilities (in any currency, wherever situated or payable, and whether or not matured) to you against any liabilities owed by you to us whether your liabilities be actual or contingent, present or future, or primary or collateral. Your liabilities in each case include without limitation joint liabilities. For this purpose, we may use all or any part of such liabilities to buy such other currencies as may be necessary to effect such set off at our spot rate. If any such liabilities is unliquidated or unascertained, we may set off the estimated amount (determined by us at our discretion) of such liability. Nothing in this provision is intended to give us any security of proprietary interest whether by way of mortgage, charge or otherwise. This provision operates by way of contract and self-help remedies.

            Please note that by signing and returning to us a copy of this letter, you are consenting to our providing to any guarantor or provider of security in respect of any loan or credit facilities extended or to be extended to you (including without limitation the above facilities) or the professional advisers of such guarantor or provider of security all information (including financial information relating to or provided by you) concerning any or all loans and credit facilities extended or to be extended to you including without limitation the following:

            (a) a copy of the contract evidencing the obligations to be guaranteed or secured or a summary thereof;

            (b) a copy of any formal demand for overdue payment which is sent to you after you have failed to settle an overdue amount following a customary reminder; and

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                                                              [FORTIS BANK LOGO]


Date        23 February 2004
Subject     General Banking Facilities
            Kwanasia Electronics Company Limited
Pages       5/5

            (c) from time to time on request by the guarantor or provider of security, a copy of the latest statement of account provided to you.

            To keep our file updated, you are required to:-

            i) provide us with your audited financial statements within six months from the end of each financial year; and

            ii) immediately inform us of any change of your directors or amendment of your constitutional documents and provide us with the documents or information in relation to the same upon our demand.

            This facility letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region. You will irrevocably submit to the non-exclusive jurisdiction of the Courts of the Hong Kong Special Administrative Region.

            Kindly signify your agreement to the foregoing by returning to us, duly signed, the enclosed duplicate of this letter. If no signed confirmation is received from you within one month from the date of this letter or if after you have returned to us on time the signed duplicate of this letter, the facilities (or the revised part where applicable) are not drawn down within three months from the date hereof, the facilities may be treated as cancelled at our absolute discretion.

            Yours faithfully,

            For FORTIS BANK ASIA HK

            /s/ [ILLEGIBLE]

            We agree to the terms and conditions set out above. We give our express consent to your providing to any guarantor or provider of security in respect of any loan or credit facilities extended to us or the professional advisers of such guarantor or provider of security the information referred to above.

            For and on behalf of
            KWANASIA ELECTRONICS CO. LTD.
            /s/ [ILLEGIBLE]
            ------------------------------
            Authorised Signature(1)

            Kwanasia Electronics Company Limited
            Date:

            c.c. 20/02/04
            -/lc